Exhibit 107

Calculation of Filing Fees Table

Schedule TO

(Form Type)

Universal Logistics Holdings, Inc.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Table 1

Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$2,800,000	(1)	0.0000927	$260	(2)
Fees Previously Paid
Total Transaction Valuation	$2,800,000
Total Fees Due for Filing				$260

Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00

Net Fee Due				$260

Table 2

Fee Offset Claims and Sources (3)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Claim Offset	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(1)

Estimated solely for the purpose of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the purchase of 100,000 shares of common stock at the maximum tender offer price of $28.00 per share.

(2)

The amount of the filing fee calculated in accordance with the Exchange Act equals $92.70 for each $1,000,000 of value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

(3)	The Filer does not have any fee offsets.